Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Tower Bancorp, Inc.

We consent to the incorporation by reference to previously filed Registration Statements (Form S-14 No. 2-89573, Form S-8 No. 333-40661 and Form S-4 No. 333-130485) of Tower Bancorp, Inc. of our report dated March 12, 2008 relating to the financial statements and our report dated March 12, 2008 on the effectiveness of internal control over financial reporting appearing in the 2007 annual report to the shareholders incorporated by reference in this Form 10-K of Tower Bancorp, Inc. for the year ended December 31, 2007.

/s/SMITH ELLIOTT KEARNS & COMPANY, LLC

Chambersburg, PA

March 12, 2008